Exhibit 10.8
STOCKHOLDERS AGREEMENT
AMONG
LULU HOLDING, INC.
AND
THE PERSONS LISTED ON SCHEDULE A HERETO
Dated as of December 5, 2005

STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2005, by and among:
•	Lulu Holding, Inc., a Delaware corporation (the “Company”);

•	each of the stockholders of the Company’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), whose names and addresses are set forth under Section A of Schedule A (the “Series A Holders”);

•	each of the stockholders of the Company’s Series TS Preferred Stock, par value $0.01 per share (“Series TS Preferred Stock”), whose names and addresses are set forth under Section B of Schedule A (the “Series TS Holders” and together with the Series A Holders, the “Holders”); and

•	each of the Persons listed under Section C of Schedule A (collectively, the “Special Purpose Parties”), solely for purposes of Article IV and Article VIII.
BACKGROUND
     Pursuant to a Stock Purchase Agreement dated as of the date hereof (the “US Purchase Agreement”) by and among the Company, Advent Funds (as defined herein), Brooke Funds (as defined herein), Highland Funds (as defined herein), Lululemon Athletica USA Inc., a Nevada corporation (“USA”), Oyoyo Holdings, Inc. a company formed under the laws of British Columbia (“OHI”), LIPO Investments (USA), Inc., a company formed under the laws of British Columbia (“LIPO (USA)”), Dennis Wilson (“DW”), LIPO (USA) agreed to sell all of the issued and outstanding shares of USA participating preferred stock to the Company in exchange for shares of Series TS Preferred Stock and DW and OHI agreed to sell all of the issued and outstanding shares of USA non-participating preferred stock to the Advent Funds, Brooke Funds and Highland Funds in exchange for cash.
     The Company is authorized to issue 40,750,000 shares, consisting of 35,000,000 shares of common stock, par value of $0.01 per share (“Common Stock”) and 5,750,000 shares have been designated as preferred stock, of which 250,000 shares have been designated as Series A Preferred Stock, 250,000 shares have been designated as Series B Preferred Stock and 250,000 shares have been designated as Series TS Preferred Stock.
     Contemporaneously with the execution of the US Purchase Agreement, Lulu Canadian Holding, Inc., a company formed under the laws of British Columbia (“LCHI”), Lululemon Athletica Inc., a company formed under the laws of British Columbia (“LAI”), Five Boys Investments ULC, an Alberta Unlimited Liability Corporation (“Five Boys”), DW, Advent Funds, Brooke Funds and Highland Funds entered into a Stock Purchase Agreement (“Canadian Purchase Agreement”) pursuant to which LCHI acquired all of the issued and outstanding Class A Shares of LAI held by Five Boys and additional Class A Shares from LAI.
     Contemporaneously with the execution of this Agreement, the Advent Funds, the Brooke Funds and the Highland Funds entered into subscription agreements with the Company pursuant to which they acquired shares of Series A Preferred Stock.
     In connection with the consummation of the transactions contemplated by such subscription agreements and the US Purchase Agreement, the Company and the Holders have agreed to enter into this Agreement in order to provide for certain transfer restrictions in respect of the Shares (as hereinafter defined) of the Company’s capital stock, avoid dissention among the Holders, prevent the transfer of Shares to third parties which may obstruct the orderly development and management of the Company’s business and otherwise to make provisions for the future management of the Company in accordance with the particular wishes of the parties hereto.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
RULES OF CONSTRUCTION AND DEFINITIONS
          1.1 Rules of Construction. In this Agreement, unless otherwise specified or where the context otherwise requires:
               (i) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion of the scope of any term or provision of this Agreement;
               (ii) words importing the singular only shall include the plural and vice versa;
               (iii) words importing any gender shall include other genders;
               (iv) the words “include,” “includes” or “including” shall be deemed followed by the words “without limitation;”
               (v) the words “hereof,” “herein” and “herewith” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (vi) references to “Articles, “Sections,” “Exhibits” and “Schedules” shall be to Articles, Sections, Exhibits and Schedules of or to this Agreement;
               (vii) references to any Person include the successors and permitted assigns of such Persons;
               (viii) references to any Person being “nationally recognized” shall mean such Person is nationally recognized in Canada or the United States; and
               (ix) unless otherwise provided, the currency for all dollar figures set forth in this Agreement shall be the Canadian Dollar.
          1.2 Definitions. As used in this Agreement, the following capitalized terms will have the meanings given to them below:
     “Advent” means Advent International Corporation, a Delaware corporation.
     “Advent Designees” has the meaning set forth in Section 7.1.

     “Advent Funds” means (i) Advent International GPE V Limited Partnership, Advent International GPE V-B Limited Partnership and Advent International GPE V-I Limited Partnership, each a limited partnership formed under the laws of the Cayman Islands, and (ii) Advent International GPE V-A Limited Partnership, Advent International GPE V-G Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership and Advent Partners GPE V-B Limited Partnership, each a Delaware limited partnership.
     “Advent Holder” means the Advent Funds and each of their respective Permitted Transferees, and any Holder who is a party to a voting agreement or has granted an irrevocable proxy and/or power of attorney, pursuant to which Advent (or an Affiliate thereof) has the right to vote any Capital Stock of the Company on behalf of such Holder.
     “Adversely Affected Holder” has the meaning set forth in Section 12.5.
     “Affiliate” means, as to any specified Person, (a) any other person controlling, controlled by or under common control with such specified Person, (b) any other Person of which such specified Person is an officer, employee, agent, director, shareholder or partner or (c) any member of the Family Group of such specified Person or of any individual who is an Affiliate of such specified Person by reason of clause (a) of this definition; provided, however, that no Person shall be deemed an Affiliate of any other Person solely by reason of any investment in the Company or the Lululemon Group. The term “control,” with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a partnership interest, by contract or otherwise. With respect to each of the Institutional Holders, the term “Affiliate” shall also include (i) any entity in which such Institutional Holder (or one of its Affiliates) is a general partner or member, and (ii) each investor in such Institutional Holder, but only in connection with the liquidation, winding up or dissolution of the Institutional Holder, and only to the extent of such investor’s pro rata share in the Institutional Investor. With respect to each Advent Fund, the term “Affiliate” shall also include any investment fund managed by Advent.
     “Aggregate Consideration” has the meaning set forth in Section 3.3(a).
     “Alternative Reorganization” has the meaning set forth in Section 4.5(c).
     “Approved Sale” has the meaning set forth in Section 3.2.
     “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible (including Intellectual Property), accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “Beneficial Owner” and beneficially owned shall be determined in accordance with Rule 13d-3 of promulgated under the Exchange Act.
     “Brooke Funds” means Brooke Private Equity Advisors Fund I-A, L.P. and Brooke Private Equity Advisors Fund I (D), L.P., each a Delaware limited partnership.
     “Brooke Holder” means Brooke Funds and each of its Permitted Transferees.
     “Bylaws” means the Bylaws of the Company, as they may be amended or modified from time to time.

     “Business” means the business of the Lululemon Group in selling and marketing active lifestyle clothing, including yoga clothing.
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to close in New York, New York.
     “Canadian Purchase Agreement” has the meaning set forth in the recitals.
     “Canadian Reorganization” has the meaning set forth in Section 4.2.
     “Canadian Reorganization Agreement” has the meaning set forth in Section 4.2.
     “Capital Stock” means the Common Stock and Preferred Stock.
     “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State, including, without limitation, any certificate of designations filed therewith relating to any class or series of capital stock of the Company, as further amended or supplement from time to time in accordance with the terms thereof.
     “Common Derivative Securities” means securities issued by the Company which are convertible into, or exchangeable or exercisable for, Common Stock.
     “Common Stock” has the meaning set forth in the recitals, and also includes any capital stock into which the Common Stock is reclassified or reorganized.
     “Company Notice” has the meaning set forth in Section 3.1(a).
     “Contract” means any oral or written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
     “Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Counterpart” means a counterpart signature page to this Agreement in substantially the same form of Schedule B.
     “Derivative Securities” means the Common Derivative Securities or the Preferred Derivative Securities.
     “DGCL” means the General Corporation Law of the State of Delaware, as in effect from time to time.
     “Dragging Parties” means (i) before the fifth anniversary of the date of this Agreement, the Preferred Super Majority, and (ii) on or after the fifth anniversary of the date of this Agreement, the Holders of a majority of the Series A Stock.
     “DW” has the meaning set forth in the recitals.
     “Drag-Along Notice” the meaning set forth in Section 3.2(a).

     “EBITDA” means, for any fiscal year of the Lululemon Group, the combined net income or loss of the Lululemon Group plus (i) without duplication and to the extent deducted in determining such consolidated net income or loss, the sum of (A) combined interest expense for such period, (B) combined income tax expense for such period, (C) all amounts attributable to depreciation and amortization for such period, (D) any losses associated with the write-down of good will, and (E) any extraordinary losses, and minus (ii) without duplication and to the extent included in determining such combined net income or loss, any extraordinary gains for such period, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles, consistently applied during the periods involved. For purposes of determining EBITDA for the 2005 fiscal year, EBITDA shall be (x) increased by and only to the extent deducted in determining the consolidated net income or loss of the Lululemon Group for the 2005 fiscal year, any salary, bonus payments, shareholder distributions or repayments to DW in 2005 and any bonus payments to employees of the Lululemon Group in 2005 and (y) decreased by $250,000.
     “Encumber” means to mortgage, pledge, lien, hypothecate or otherwise encumber, or agree to encumber (the result of which is an “Encumbrance”).
     “Equity Percentage” means, as to each Holder, at a particular date of determination, the percentage obtained by dividing (a) the sum of (i) the number of shares of the outstanding Preferred Stock then beneficially owned by a Holder multiplied by 100 (as adjusted for any stock dividends, splits, combinations, recapitalizations and the like) plus (ii) the number of shares of Common Stock issuable upon exercise of Vested Common Purchase Rights owned by such Holder, by (b) the sum of (i) the aggregate number of shares of the Common Stock then outstanding plus (ii) the aggregate number of shares of the Preferred Stock then outstanding multiplied by 100 (as adjusted for any stock dividends, splits, combinations, recapitalizations and the like), plus (iii) the number of shares of Common Stock issuable upon exercise of all outstanding Vested Common Purchase Rights.
     “Excess Shares” has the meaning set forth in Section 6.1.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.
     “Family Group” means, as to any Holder who is a natural person, such Holder’s spouse, ancestors, the lineal descendants of such individual’s grandparents, and trusts for the benefit of any of the foregoing, provided that all the income beneficiaries and remainderman of any such trust are such individual’s spouse, ancestors or lineal descendants.
     “Financial Information” has the meaning set forth in Section 3.1(a).
     “First Option” has the meaning set forth in Section 3.1(b).
     “Five Boys” has the meaning set forth in the recitals.
     “Funded Debt to EBITDA Ratio” has the meaning set forth in Section 8.1(c).
     “Highland” means Highland Capital Partners, Inc., a Delaware corporation.
     “Highland Designees” has the meaning set forth in Section 7.1.
     “Highland Funds” means Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, and Highland Entrepreneurs’ Fund VI Limited Partnership, each a Delaware limited partnership.

     “Highland Holders” means Highland Funds and each of their respective Permitted Transferees, and any Holder who is a party to a voting agreement or has granted an irrevocable proxy and/or power of attorney, pursuant to which Highland (or an Affiliate thereof) has the right to vote any Capital Stock of the Company on behalf of such Holder.
     “Holdback” has the meaning set forth in Section 5.3(a).
     “Holders” has the meaning set forth in the preamble.
     “Holder Offeree” has the meaning set forth in Section 3.1.
     “Information” has the meaning set forth in Section 12.3.
     “Institutional Holders” means the Advent Holders, Brooke Holders and Highland Holders.
     “Intellectual Property” means collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents; (ii) all trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including, ideas, research and development, know-how, formulae, compositions, databases, manufacturing and production processes and techniques, technical data, designs, graphics, logos, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including, data, source codes, object codes, objects, specifications and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium); any and all licenses granted to a third party related to the foregoing.
     “Investment Company Act” means the United States Investment Company Act of 1940, as amended.
     “IPO” means an initial underwritten public offering for cash of the Common Stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission).
     “Issuer Reorganizations” has the meaning set forth in Section 4.1.
     “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.
     “LAI” has the meaning set forth in the recitals.
     “LAI Class A Shares” means the shares of Class A Stock issued by LAI.
     “LAI Class B Shares” means the shares of Class B Stock issued by LAI.
     “LAI Class C Shares” means the shares of Class C Stock issued by LAI.

     “LAI Class D Shares” means the shares of Class D Stock issued by LAI.
     “LAI Shares” means, collectively, LAI Class A Shares, LAI Class B Shares, LAI Class C Shares, LAI Class D Shares and any other shares of capital stock or other equity issued by LAI.
     “LAI Shareholders Agreement” means the Shareholders Agreement of LAI by and among LAI and the Persons listed therein, dated as of the date hereof, as amended from time to time, relating to the capital stock of LAI.
     “LCHI” has the meaning set forth in the recitals.
     “Leveraged Dividend Reorganization” has the meaning set forth in Section 4.5.
     “LFC” has the meaning set forth in the recitals.
     “LIPO (Canada)” means LIPO Investments (Canada), Inc., a company formed under the laws of British Columbia.
     “LIPO (Canada) Owners” has the meaning set forth in Section 4.2(a).
     “LIPO (USA)” has the meaning set forth in the recitals.
     “LUI” has the meaning set forth in the recitals.
     “Lululemon Group” means, collectively, LAI, USA and their respective subsidiaries.
     “Market Standoff Period” has the meaning set forth in Section 5.3(a).
     “New Securities” means any debt or equity securities of the Company issued after the date of this Agreement; provided, however, that the following shall be deemed not to be New Securities:
(a)	securities of the Company issued (i) as a stock dividend, or upon any subdivision or combination of shares of Capital Stock, and (ii) upon exercise, exchange or conversion of Derivative Securities;

(b)	Capital Stock or options to purchase Capital Stock representing in the aggregate no more than 10% of the then outstanding Capital Stock granted pursuant to the Lulu Holding, Inc. 2005 Equity Plan or any successor plan approved by the Company’s board of directors;

(c)	securities of the Company issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or a substantial portion of the stock or assets of another entity, of which not more than 5% of the equity interests (on a fully diluted basis) are owned by an Affiliate of the Company;

(d)	securities of the Company issued in connection with a Reorganization;

(e)	securities of the Company issued in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act;

(f)	securities of the Company issued or granted to a non-Affiliate in connection with any present or future borrowing, line of credit, leasing or similar financing arrangement involving the Company or any of its subsidiaries which is approved by the board of directors of the Company; or

(g)	securities of the Company issued in connection with any transaction with a non-Affiliate strategic investor, vendor, lessor, customer, supplier, marketing partner, developer or integrator or any similar arrangement involving the Company or any of its subsidiaries, in each case the primary purpose of which is not to raise equity capital, and approved by the board of directors of the Company.
     “Notices” has the meaning set forth in Section 12.7.
     “OHI” has the meaning set forth in the recitals.
     “Ordinary Course of Business” means the ordinary course of the business of the Lululemon Group, consistent with past customs and practice of the Lululemon Group.
     “Other Holders” has the meaning set forth in Section 3.1.
     “Other Holders Notice” has the meaning set forth in Section 3.1(c).
“Permitted Transferee” means, with respect to a Holder,
(a)	an Affiliate of the Holder;

(b)	following an IPO, a transferee pursuant to Rule 144;

(c)	a transferee pursuant to an effective registration statement under the Securities Act;

(d)	any Person to whom the Holder may transfer its Shares to hold such Shares as such Holder’s nominee;

(e)	following an IPO, in the case of an Advent Fund, Brooke Fund or Highland Fund, any Person who receives securities in a distribution by such holder to its members, partners or shareholders;

(f)	in the case of an Advent Fund, Brooke Fund or Highland Fund, any Person who receives securities in a liquidating distribution by such fund or holder to its members, partners or shareholders;

(g)	in the case of an Advent Fund, Brooke Fund or Highland Fund, one or more funds which invest in equity securities and are “qualified institutional buyers” or “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in connection with the sale by such holder of any material part of its portfolio investments;

(h)	in the case of an Advent Fund, Brooke Fund or Highland Fund, any other Advent Fund, Brooke Fund or Highland Fund; and

(j)	in the event of the death or incompetence of the Holder, a legal representative of the Holder.
     “Person” means any individual, estate, legal representative, trust, partnership, association, organization, firm, company or corporation, joint venture, any other business entity, unincorporated or incorporated, any nation or any state or territory thereof or any public officer, agency, board or instrumentality thereof.
     “Preemptive Rights Holders” has the meaning set forth in Section 6.1.
     “Preferred Derivative Securities” means securities issued by the Company which are convertible into, or exchangeable or exercisable for, Preferred Stock.
     “Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock, Series TS Preferred Stock and any other class or series of preferred stock of the Company with such rights, preferences and privileges as the Company’s board of directors may designate from time to time in accordance with the Certificate of Incorporation.
     “Preferred Super Majority” means, at any given time, the Holders holding at least 66 2/3% of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series TS Preferred Stock, treating all such classes of stock as a single class.
     “Pro Rata Amount” has the meaning set forth in Section 6.1.
     “Purchase Notice” has the meaning set forth in Section 6.1.
     “Qualified IPO” means firm commitment underwritten initial public offering of the Company with a nationally recognized underwriter that is pursuant to an effective registration statement under the Securities Act covering the offer and sale any class of Common Stock for the account of the Company or the offer and sale of any class of common stock of any member of the Lululemon Group for the account of such member (in each case other than pursuant to a registration on Form S-4 or Form S-8 or any similar or successor form) on either the New York Stock Exchange, London Stock Exchange, Toronto Stock Exchange, Deutsche Börse or the Nasdaq National Market in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $75 million.
     “Reference Amount” has the meaning set forth in the Articles of LAI.
     “Representatives” has the meaning set forth in Section 12.3.
     “Reorganization” with respect to any Person, means a merger, consolidation, reorganization, recapitalization, liquidation, or other similar transaction involving such Person, that immediately after the completion of such transaction, (a) control of such Person is substantially unaffected or remains, directly or indirectly, in the same stockholders (or their Affiliates) that controlled such Person immediately prior to such transaction, and (b) and the relative ownership of each shareholder of such Person in the remaining, surviving or resulting corporation is unaffected.
     “Rule 144” means Rule 144 promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.
     “Sale” with respect to any Person, means: (a) the sale of all, or substantially all, of such Person’s consolidated assets in any single transaction or series of related transactions; (b) the sale of a majority of the outstanding shares of capital stock to non-Affiliates of such Person in any single transaction or series of related transactions; or (c) any merger or consolidation of such Person with or into another corporation, unless, after giving effect to such merger or consolidation, the holders of such Person’s voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own voting securities (on a fully diluted basis) of the surviving or resulting corporation representing a majority of the ordinary voting power to elect a majority of the directors of the surviving or resulting corporation.
     “Second Option Notice” has the meaning set forth in Section 3.1(d).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series A Holders” has the meaning set forth in the preamble.
     “Series A Aggregate Stated Value” shall mean the aggregate stated value of the outstanding shares of Series A Preferred Stock.
     “Series A Preferred Stock” has the meaning set forth in the preamble, and also includes any capital stock into which the Series A Preferred Stock is reclassified or reorganized.
     “Series B Aggregate Stated Value” shall mean the aggregate stated value of the outstanding shares of Series B Preferred Stock.
     “Series B Preferred Stock” means the Series B Preferred Stock of the Company.
     “Series B Holder” means a Person who has executed this Agreement or a Counterpart and holds shares of Series B Preferred Stock. Upon conversion or exchange of the Series TS Preferred Stock into or for Series B Preferred Stock in accordance with the terms of this Agreement or the Certificate of Incorporation, a Series TS Holder shall be deemed to be a Series B Holder.
     “Series B/TS Designees” has the meaning set forth in Section 7.1.
     “Series TS Holders” has the meaning set forth in the preamble. Upon conversion or exchange of the Series TS Preferred Stock into or for Series B Preferred Stock in accordance with the terms of this Agreement or the Certificate of Incorporation, a Series TS Holder shall be deemed to be a Series B Holder.
     “Series TS Preferred Stock” has the meaning set forth in the preamble, and also includes any capital stock into which the Series TS Preferred Stock is reclassified or reorganized.
     “Shares” means, with respect to any Holder, (a) all or any shares of Capital Stock (or of any other corporation into or with which the Company may be merged or consolidated, if immediately following such transaction all of the capital stock of the surviving or resulting corporation is held by Persons who were Holders immediately preceding such transaction) now owned or hereafter acquired by such Holder, (b) all or any Derivative Securities now owned or hereafter acquired by such Holder, (c) all or any options, rights or warrants to acquire shares of Capital Stock, in each case now owned or hereafter acquired by such Holder; and (d) all or any other securities of the Company which may be issued in exchange for or in respect of shares of Capital Stock or Derivative Securities, whether by way of dividend, stock split, split-up, combination, reclassification, reorganization or other distribution on shares of Capital Stock in each case now owned or hereafter acquired by such Holder.
     “Special Committee” has the meaning set forth in Section 7.8.
     “Special Purpose Parties” has the meaning set forth in the preamble.
     “Statement” has the meaning set forth in Section 3.1.

     “Statement Date” has the meaning set forth in Section 3.1.
     “Tag-Along Acceptance” has the meaning set forth in Section 3.3(c).
     “Tag-Along Notice” has the meaning set forth in Section 3.3(a).
     “Tag-Along Notice Period” has the meaning set forth in Section 3.3(c).
     “Tag-Along Offerees” has the meaning set forth in Section 3.3(a).
     “Tag-Along Offeree Shares” has the meaning set forth in Section 3.3(d).
     “Tag-Along Offeror” has the meaning set forth in Section 3.3(a).
     “Tag-Along Shares” has the meaning set forth in Section 3.3(a).
     “Tag-Along Transferee” has the meaning set forth in Section 3.3(a).
     “Taxes” means any federal, provincial, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including (without limitation) income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States, Canada or any province, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a Contract, as a transferee or successor, under U.S. Treasury Regulation 1.1502-6 or analogous Canadian, provincial, state, local or foreign Law or otherwise.
     “Third Party Offer” has the meaning set forth in Section 3.1.
     “Third Party Offeror” has the meaning set forth in Section 3.1.
     “Third Party Price” has the meaning set forth in Section 3.1.
     “Transfer” means any transfer of Shares, whether by sale, assignment, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition; provided, however, a Transfer shall not include a pledge, hypothecation or encumbrance of Shares for the direct or indirect benefit of the Company or at the direction of the Company (with, in any case, such benefit being acknowledged in writing by the Company), including a pledge, hypothecation or encumbrance of Securities in furtherance of obtaining debt financing for the benefit of the Company or one of its direct or indirect subsidiaries. The verb to “transfer” means to sell, assign, give, dispose, transfer (including by gift, will, devise, bequest, or operation of laws of descent and distribution, or in trust), pledge, hypothecate, mortgage, or encumber, whether voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A sale, transfer or other disposition of a majority of the ownership interests in any entity that owns Shares shall be deemed to constitute a Transfer of such Shares for purposes of this Agreement.
     “Underwriter” has the meaning set forth in Section 5.3(b).
     “US Purchase Agreement” has the meaning set forth in the recitals.

     “USA Shares” means the shares of capital stock issued by Lululemon Athletica USA, Inc.
     “USA Stockholders Agreement” means the Stockholders Agreement of Lululemon Athletica USA, Inc. by and among Lululemon Athletica USA, Inc. and the Persons listed therein, dated as of the date hereof, as amended from time to time, relating to the capital stock of Lululemon Athletica USA, Inc.
     “Vested Common Purchase Rights” means, at the applicable date of determination, restricted shares, stock options, performance shares, stock appreciation rights, warrants, or other stock purchase rights that are exercisable for shares of Common Stock pursuant to the 2005 Lulu Holding, Inc. Equity Incentive Plan, as amended from time to time, and any successor plan approved by the Company’s board of directors, which have satisfied the vesting conditions, if any, of any such restricted shares, stock options, performance shares, stock appreciation rights, warrants, or other stock purchase rights.
ARTICLE II
RESTRICTIONS ON TRANSFER
          2.1 No Transfer Except as Herein Provided. Each Holder hereby agrees that it will not effect a Transfer of all or any of its Shares except as permitted under this Agreement. No such Transfer will be effective, and the Company will not, and will not be compelled to, recognize any such Transfer, or record any such Transfer on its books, made other than in accordance with the terms and conditions of this Agreement, or issue any document or certificate representing any Securities to any Person who has received such Securities in a Transfer made other than in accordance with the terms and conditions of this Agreement.
          2.2 Permitted Transferees.
               (a) Each Holder will be permitted to Transfer Shares beneficially owned by it to the Company (provided that, except in the case of the Company’s repurchase of Shares held by a Holder whose employment with a Lululemon Group member is terminated, each Holder is permitted to participate in any such repurchase by the Company by selling to the Company up to such Holder’s Equity Percentage of the aggregate amount of Capital Stock to be so repurchased), a Permitted Transferee or in accordance with Section 2.2(b) or 2.2(c) provided that, as a condition to and at the time of any such Transfer, there shall also be Transferred an equivalent percentage of (i) the LAI Shares held by such Holder or any Affiliate, and (ii) the shares of each class or series of capital stock in each other entity within the Lululemon Group held by such Holder or any Affiliate.
               (b) In the case of a proposed Transfer of Shares by a Holder to someone other than the Company or a Permitted Transferee, such transferring Holder shall comply with Article III.
               (c) In the case of a proposed Transfer of Shares by a Holder to an Affiliate, such transferring Holder must make such Transfer subject to the condition that should the proposed transferee cease to be an Affiliate of the transferor Holder, the transferred Shares shall be transferred back to the transferor Holder.
               (d) In the event of the death or incompetence of a Holder, the legal representative of the Holder to whom the Shares are Transferred shall acquire the Shares so Transferred subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.
               (e) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Company, which may be withheld for any reason or for no reason, no Holder may transfer Shares beneficially owned by it to any Person which the Company’s board of directors from time to time reasonably determines in good faith either (i) engages in activities which are competitive with any material portion of the Business, or (ii) could reasonably be expected in the future to engage in activities which are competitive with any material portion of the Business.
               (f) The parties hereto agree that the transfer restrictions set forth in this Agreement are not manifestly unreasonable.
               (g) The provisions contained in Sections 3.1 shall not apply to a Transfer to a Permitted Transferee or otherwise permitted by this Section 2.2.
          2.3 Agreement to be Bound.(a) Notwithstanding anything to the contrary contained herein, no Transfer shall be permitted and deemed effective if the Company determines, reasonably and in good faith, that: (a) the proposed Transfer is violative of federal or applicable state securities laws; (b) the proposed Transfer would result in the Company or any of its subsidiaries being an “investment company” within the meaning of the Investment Company Act, or result in the Company or any of its subsidiaries being directly or indirectly controlled by or acting on behalf of any Person which is an “investment company” within the meaning of the Investment Company Act or (c) subject the Company to the reporting requirements of Section 12 of 15(d) of the Exchange Act. In addition, no Transfer otherwise permitted or required by this Agreement shall be effective unless and until the proposed transferee shall execute and deliver to the Company an executed Counterpart.
ARTICLE III
VOLUNTARY TRANSFERS
          3.1 Third Party Offer – Right of First Refusal. If any Holder (the “Holder Offeree”) receives a “bona fide” written offer, whether such offer is transmitted to one or more Holders of the Company, (the “Third Party Offer”) from a potential transferee (the “Third Party Offeror”) to purchase Shares owned by the Holder Offeree and the Holder Offeree proposes to accept the Third Party Offer, the Holder Offeree may not sell any of such Shares unless (a) such Holder Offeree has complied with the provisions of this Article III prior to taking any such action, or (b) such sale is to a Permitted Transferee or otherwise permitted by Section 2.2. In the event a Holder elects to Transfer his Shares pursuant to this Article III, such Holder shall, and shall cause its Affiliates to, Transfer an equivalent percentage of (i) the USA Shares, (ii) the LAI Shares, and (iii) the shares of each class or series of capital stock in each other entity within the Lululemon Group, in each case held by such Holder or its Affiliates, at the time of the Transfer of Shares in accordance with the USA Stockholders Agreement and the LAI Shareholders Agreement. Within ten (10) days following the receipt of the Third Party Offer, the Holder Offeree shall obtain from the Third Party Offeror a statement in writing addressed to the Holder Offeree and signed by the Third Party Offeror in as many counterparts as may be necessary (collectively, the “Statement”) setting forth (i) the date of the Statement (the “Statement Date”); (ii) the number and class of Shares covered by the Third Party Offer, the price per Share to be paid by the Third Party Offeror (the “Third Party Price”) and the terms of payment of such Third Party Price; (iii) a representation that the Third Party Offer has been approved by the Third Party Offeror’s board of directors (or the equivalent if the Third Party Offeror is not a corporation), if the Third Party Offeror is not an individual; (iv) the Third Party Offeror’s willingness to be bound by the terms of this Agreement if the Third Party Offer is accepted; (v) the Third Party Offeror’s name, address and telephone number; and (vi) the Third Party Offeror’s willingness to supply any additional information about itself as may be reasonably requested by the Company or any of the Holders other than the Holder Offeree (the “Other Holders”).
               (a) Company Notice. Within five (5) days following the Statement Date, the Holder Offeree shall give notice (the “Company Notice”) to the Company stating that it proposes to accept the Third Party Offer. The Holder Offeree shall deliver (i) the Statement and (ii) evidence reasonably satisfactory to the Company as to the Third Party Offeror’s financial ability to consummate the proposed purchase (the “Financial Information”).
               (b) First Option. Subject to Section 3.1(e), the Company shall thereupon have the irrevocable and exclusive option, but not the obligation (the “First Option”), to purchase all, or any portion of the Shares which the Third Party Offeror has proposed to purchase from the Holder Offeree (the “Subject Shares”) at the closing referred to in Section 3.1(f), and for the purchase price and on the terms set forth in Section 3.1(g). The First Option shall be exercised by the Company by giving notice (the “First Option Notice”) to the Holder Offeree within fifteen (15) days following the date of the Company Notice that the Company elects to exercise the First Option. Upon exercise of the First Option, the Company shall have the obligation to purchase that portion of the Subject Shares that it elected to purchase on and subject to the terms and conditions hereof. Failure by the Company to exercise the First Option or to give a First Option Notice on or prior to the fifteenth (15th) day after the date of the Company Notice shall be deemed an election by it not to exercise the First Option.
               (c) Other Holders Notice. Upon the election by the Company not to exercise or to partially exercise the First Option, as the case may be, and (i) to the extent that, together with all prior Transfers of Shares by the Holder Offeree, the Transfer of Shares pursuant to the Third Party Offer would result in a Transfer of Shares constituting more than one percent (1%) of the aggregate number of Shares outstanding on the date of such Third Party Offer, or (ii) if the Third Party Offeror is not a then current shareholder of the Company, then the Holder Offeree shall give notice (the “Other Holders Notice”) to the Other Holders stating that the Company has either elected to partially exercise the First Option or has elected not to exercise the First Option. The Holder Offeree shall deliver with the Other Holders Notice (x) the Statement, (y) the First Option Notice, if applicable, and (z) the Financial Information.
               (d) Second Option. Subject to Section 3.1(e) and the receipt of a notice under Section 3.1(c), if the First Option is not exercised in full, the Other Holders shall thereupon have the irrevocable and exclusive option, but not the obligation (the “Second Option”), to purchase all, but not less than all, of the Subject Shares not subscribed for by the Company pursuant to Section 3.1(c) at the Closing referred to in Section 3.1(f) and for the purchase price and on the terms set forth in Section 3.1(g). The Second Option shall be exercised by the Other Holders by giving notice (the “Second Option Notice”) to the Holder Offeree and the Company, within ten (10) days following the date of the Other Holders Notice, that such Other Holders elect to exercise the Second Option. Any purchase of the Subject Shares by the Other Holders pursuant to this Section 3.1(d) shall be pro rata among the Other Holders electing to purchase such Subject Shares, according to such Other Holders’ respective beneficial ownership of Common Stock (on a fully diluted basis), unless such Other Holders shall otherwise agree. Upon exercise of the Second Option, the exercising Other Holders shall have the obligation to purchase the Subject Shares not subscribed for by the Company pursuant to Section 3.1(c) on and subject to the terms and conditions hereof. Failure by any Other Holder entitled to exercise the Second Option to give a Second Option Notice on or prior to the tenth (10th) day after the date of the Second Option Notice shall be deemed an election by it not to exercise the Second Option. Notwithstanding anything to the contrary contained herein, in the event of a liquidation of any Holder entity and the distribution of Shares owned or controlled by any such entity to its current or former members or partners, such members or partners, and such liquidating entity, shall not be entitled to participate in the Second Option notwithstanding that such members or partners have become Holders under this Agreement pursuant to the requirements of Section 2.3.
               (e) Purchases of Less than All Subject Shares. Anything in Sections 3.1(a) and 3.1(d) to the contrary notwithstanding, the Company and the Other Holders having the First Option and the Second Option, respectively, may pursuant to the exercise of the First Option or the Second

Option purchase fewer than all of the Subject Shares, provided that the Company and such Persons in the aggregate elect to purchase all, but not less than all, of the Subject Shares, and it shall be a condition precedent to the obligation of the Company, the Other Holders exercising the Second Option and the Holder Offeree to purchase or sell, as applicable, any Subject Shares that all, but not less than all, of the Subject Shares have in the aggregate been elected to be purchased pursuant to the exercise of the First Option and the Second Option.
               (f) Closing; Right to Transfer. If any Subject Shares are purchased by the Company or the Other Holders pursuant to the First Option or the Second Option, respectively, then such purchases shall, unless the parties thereto otherwise agree, be completed at a closing to be held at the principal office of the Company at 10:00 a.m., local time, on the tenth (10th) Business Day following the exercise of the last to be exercised of the First Option or the Second Option, as the case may be. If neither the First Option nor the Second Option is exercised pursuant to this Section 3.1, the Holder Offeree shall be entitled to Transfer to the Third Party Offeror, at any time during the 120-day period following the latest date on which the Company and the Other Holders shall have elected not to purchase the Subject Shares pursuant to the First Option and the Second Option, respectively (or shall have failed to exercise the First Option or the Second Option, as the case may be, within the time periods set forth herein), all, but not less than all, of the Subject Shares for a purchase price that is no less than the Third Party Price and upon terms that, in the aggregate, are no less favorable than those stated in the Third Party Offer. If the Subject Shares are not purchased by the Third Party Offeror within such 120-day period, the restrictions provided for in this Article III shall again become effective, and no Transfer of such Subject Shares otherwise permitted by this Agreement may thereafter be made without again offering the same to the Company and the Other Holders in accordance with the terms and conditions of this Section 3.1.
               (g) Purchase Price. The purchase price for any Subject Shares sold pursuant to the First Option or the Second Option shall be the Third Party Price. The purchase and sale shall otherwise be on the applicable terms and conditions of the Third Party Offer. The full amount of the purchase price for any Subject Shares purchased pursuant to this Section 3.1 shall be paid in full in cash, by certified or official bank check or by wire transfer of immediately available funds, at the closing described in Section 3.1(f). In the event that the subject Third Party Offer provides for payment for any of the Subject Shares, in whole or in part, by means of any consideration other than cash, the Company and the Other Holders (as applicable) may purchase the Subject Shares pursuant to the First Option or Second Option, respectively, for such consideration, if reasonably available to the Company and Other Holders, or if not, for its cash equivalent. The cash equivalent of such consideration shall be fixed by a nationally recognized investment banking firm mutually selected by the Company and the Holder Offeree. In the event the Company and the Holder Offeree cannot select a mutually acceptable investment banking firm, each shall select an investment banking firm, which investment banking firm shall then select a third nationally recognized investment banking firm. The determination as to value made by the nationally recognized banking firm selected to make such determination shall be conclusive and binding on the parties.
          3.2 Participation in Approved Sale. No Holder will proceed with a transaction which, if consummated, would constitute a Sale of the Company under clause (b) or (c) of the definition of “Sale of the Company” in Section 1.2, without complying with the provisions of this Section 3.2 and Article IV.
               (a) If the Dragging Parties approve a Sale of the Company to Third Party Offeror, (an “Approved Sale”), then the Dragging Parties may require each of the other Holders to comply with the provisions of this Section 3.2 by notifying the Company and such other Holders in writing with the information set forth in the next sentence (the “Drag-Along Notice”). The Drag-Along

Notice shall be given at least thirty (30) days before the consummation of the proposed Approved Sale and shall set forth:
                    (i) the proposed amount and form of consideration and terms of payment offered by the Third Party Offeror, and any other terms pertaining to the Approved Sale;
                    (ii) a representation that the Third Party Offeror will acquire the Company promptly following the completion of the Issuer Reorganizations as provided in Article IV;
                    (iii) that the Third Party Offeror has been informed of the rights provided for in this Section 3.2 and has agreed to purchase the outstanding Shares in accordance with the terms hereof;
                    (iv) the Third Party Offeror’s name, address and telephone number; and
               (b) Each Holder, in such Holder’s capacity as a stockholder of the Company and not in such Holder’s capacity as a director if such Holder then serves on the Company’s board of directors, will vote for, consent to and raise no objections against such Approved Sale. Without limiting the generality of the foregoing, each Holder hereby agrees that, at any meeting or vote of the stockholders of the Company, however called, where an Approved Sale is being considered, it will vote all Securities which are beneficially owned by it in favor of such proposal for the Approved Sale and any actions required in furtherance thereof and, except as otherwise agreed to in writing in advance by the Dragging Parties, the Holder will not vote or take any action against or raise any objections to, the following actions (other than in furtherance of the contemplated Approved Sale): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (iii) any change in a majority of the Persons who constitute the Company’s board of directors; (iv) any amendment of the Certificate of Incorporation or Bylaws; (v) any other change in the Company’s corporate structure or business (including the Issuer Reorganizations as provided by Article IV); or (vi) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the contemplated Approved Sale. The provisions of this Section 3.2 shall be equally applicable to any action, which is set forth above, taken or proposed to be taken by the Company’s stockholders without a meeting, including any such action taken or proposed to be taken by written consent pursuant to Section 228 of the DGCL.
               (c) Each Holder agrees that upon the occurrence of an Approved Sale, the Holder, in such Holder’s capacity as a stockholder of LAI, agrees to take all action to effect the Issuer Reorganizations in accordance with Article IV, and covenants to vote for, consent to and raise no objections against the Issuer Reorganizations in connection with an Approved Sale and agrees to comply with all of the provisions of and perform the covenants set forth in, Article IV.
               (d) The obligations of the Holders under this Section 3.2 with respect to an Approved Sale of the Company are subject to the satisfaction of the following conditions:
                    (i) upon consummation of the Approved Sale, except as otherwise provided in clause (iii) below, all of the beneficial holders of Common Stock will receive the same form and amount of consideration per share of Common Stock, or if any holders are given an option as to the form and amount of consideration to be received, all holders will be given the same options;
                    (ii) upon the consummation of the Approved Sale, in the order of their respective preferences, all of the beneficial holders of Preferred Stock and all of the beneficial holders of shares of preferred stock issued by any member of the Lululemon Group shall receive an amount no less than the preferential amount, if any, such holder may be entitled to receive, in order of their respective preferences; and
                    (iii) all holders of rights or options to acquire Shares which have vested prior to or will vest upon consummation of the Approved Sale will be given, subject to the absolute discretion of the Company’s board of directors of, either (A) an opportunity to exercise such rights or options prior to the consummation of the Approved Sale and participate in such sale as holders of Common Stock or (B) subject to the approval of the Company’s board of directors in its sole and absolute discretion, an opportunity to receive, upon the consummation of the Approved Sale, in exchange for such rights or options, consideration equal to the amount determined by multiplying (x) the consideration per share of Common Stock in connection with the Approved Sale if all such rights or options had been exercised prior to the Approved Sale less the exercise price (per share of Common Stock) of such rights or options by (y) the number of Shares represented by such rights or options;
               (e) If the Approved Sale is structured as a merger (including one where the Company is the surviving corporation) or consolidation, each Holder will waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and will not otherwise exercise any such right. If such Approved Sale is structured as a Transfer of Capital Stock, each Holder will agree to sell all of its Securities on the terms and conditions of the Approved Sale; provided, that, if an Approved Sale involves a Transfer of less than all of the then outstanding Securities held by the Holders, each Holder will participate in such Transfer on a pro rata basis (based on the number of Common Derivative Securities held by each such Holder). A Transfer made pursuant to an Approved Sale shall not be subject to the right of first refusal set forth in Section 3.1.
               (f) In connection with an Approved Sale, notwithstanding the consummation of the Issuer Reorganizations, no Holder shall be required to undertake any agreement or obligation or to make any representation or warranty, except for the following: (i) each Holder shall be required to make customary representations and warranties with respect to such Holder and such Holder’s title to and ownership of Securities; (ii) each Holder shall be required to deliver such Holder’s Securities in connection with an Approved Sale and execute any documents reasonably necessary in furtherance thereof; and (iii) each Holder shall enter into and be bound by the pro rata indemnification described below. With respect to any obligation that relates solely to a particular Holder, such as indemnification with respect to representations or warranties given by a Holder regarding such Holder’s title to and ownership of Securities, only such Holder shall be liable. Each Holder shall be obligated to join on a pro rata basis (based on the cash consideration to be received by the Holder in the Approved Sale) in any indemnification that the Holders collectively are required to provide in connection with the Approved Sale. In no event shall a Holder be obligated in connection with any indemnification obligation relating to an Approved Sale in an amount in excess of the cash consideration received by such Holder in connection with the sale of Securities in the Approved Sale.
               (g) Each Holder will take all reasonable actions in connection with the consummation of an Approved Sale as requested by the Company or the Dragging Parties (which request shall be made of each Holder and which actions may include continuing arrangements with the stockholders of the Company similar to the terms of this Agreement).
               (h) If the Company or the Holders enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation, recapitalization, reorganization or similar transaction), each Holder will, at the request of the Company or the Dragging Parties, appoint a “purchaser representative” (as such term is defined in Rule 501 under the Securities

Act). The Company or the Dragging Parties may, in its discretion, designate such purchaser representative, in which case each Holder may, but is not obligated to, appoint such Person as the Holder’s purchaser representative. If a Holder does appoint such Person, the Company will pay the fees of such purchaser representative. If a Holder declines to appoint the purchaser representative designated by the Company or the Dragging Parties, such Holder will appoint another purchaser representative and will be responsible for all fees of such purchaser representative so appointed.
               (i) Subject to Section 3.2(h), the Holders will bear their pro rata share (based upon the sale proceeds to be received by the Holders from an Approved Sale) of the costs of any sale of Shares in an Approved Sale to the extent that such costs are incurred for the benefit of all Holders, and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 3.2(i), costs incurred in exercising reasonable efforts to take all necessary action for the consummation of an Approved Sale and the Issuer Reorganizations shall be deemed to be for the benefit of all Holders. Costs incurred by Holders on their own behalf will not be considered costs of an Approved Sale.
          3.3 Tag-Along Rights. No Holder will proceed with a Transfer of Shares without complying with the provisions of this Section 3.3 and Article IV, or, in the case of a transaction which, if consummated, would constitute a Sale of the Company under clause (b) or (c) of the definition thereof, without complying with the provisions of Section 3.2. Any Holders participating in a voluntary Transfer of all or any portion of its Shares will be deemed, for purposes of this provision, to be a Tag-Along-Offeror required to comply with the provision of this Section 3.3 and Article IV. No Holder may voluntary Transfer any portion or all of its Shares unless, at the time of any such Transfer, there shall also be Transferred an equivalent percentage of (i) the LAI Shares held by such Holder, its Affiliates and its and their respective Permitted Transferees (and any successive Permitted Transferees), and (ii) the shares of each class or series of capital stock issued by any member of the Lululemon Group held by such Holder, its Affiliates and its and their respective Permitted Transferees (and any successive Permitted Transferees).
               (a) If a Holder or group of Holders (collectively, the “Tag-Along Offeror”) determines to Transfer (a “Tag-Along Offer”) Shares which, together with all prior Transfers of Shares held by the Tag-Along Offeror, would constitute more than 1% of the aggregate number of outstanding Shares entitled to vote on the date of such proposed Transfer (the “Tag-Along Shares”), the Tag-Along Offeror shall provide written notice (the “Tag-Along Notice”) of such Tag-Along Offer to the other Holders (each, a “Tag-Along Offeree”) in the manner set forth in this Section 3.3. The Tag-Along Notice shall include (i) the identity of the proposed transferee or transferees (the “Tag-Along Transferee”), (ii) the class or series of the Tag-Along Shares and the number of Shares for which the Tag-Along Offer is made, (iii) the price contained in the Tag-Along Offer for all of the Tag-Along Shares in the aggregate (the “Aggregate Consideration”) and on a per Share basis, (iv) the estimated expenses associated with the sale, (v) a description of all the other terms and conditions of the Tag-Along Offer (including, without limitation, the proposed closing date thereof, which shall not be less than thirty (30) Business Days following the date of the Tag-Along Notice) and, (vi) in the case of a Tag-Along Offer in which the consideration payable for Tag-Along Shares consists in part or in whole of consideration other than cash, a description of the non-cash component of the consideration, together with the Tag-Along Offeror’s reasonable estimate of the fair market value of such non-cash component.
               (b) In the event a majority of the Series A Holders elects to participate in a Tag Along Offer, each Holder agrees that upon the occurrence of such an election, the Holder, in such Holder’s capacity as a stockholder of LAI, agrees to take all action to effect the Issuer Reorganizations in accordance with Article IV, and covenants to will vote for, consent to and raise no objections against the Issuer Reorganizations in connection with the Series A Holders’ participation in a Tag Along Offer and will comply with all of the provisions of and perform the covenants set forth in, Article IV.

               (c) Any Tag-Along Offeree that does not agree to purchase Shares pursuant to Section 3.1(d) shall have the right and option, exercisable as set forth below, to accept the Tag-Along Offer for up to such number of Shares in respect of which the Tag-Along Offer is made (subject to Section 3.3(d)), as is determined in accordance with the provisions of this Section 3.3. The terms of any sale of such Shares by a Tag-Along Offeree pursuant to the exercise of its option under this Section 3.3 shall be the same terms as those for the sale of Shares by the Tag-Along Offeror as set forth in the Tag-Along Notice. Any general indemnity given by the sellers, applicable to liabilities not specific to a particular seller, to the purchasers in connection with such sale shall be apportioned among all the sellers according to the consideration to be received by each seller. If the Tag-Along Offerees desire to exercise such option, they shall each provide the Tag-Along Offeror with written irrevocable notice (the “Tag-Along Acceptance”) (specifying, subject to Section 3.3(d), the number of Tag-Along Shares as to which the Tag-Along Offeree is accepting the Tag-Along Offer), within seven (7) Business Days after the date on which the Tag-Along Notice is given (the “Tag-Along Notice Period”). If any Tag-Along Offerees so accept (in whole or in part) the Tag-Along Offer, the Tag-Along Offerees shall each, upon the earlier of (i) three (3) Business Days prior to the consummation of the sale or other disposition of the Tag-Along Shares pursuant to the Tag-Along Offer or (ii) ten (10) Business Days following the expiration of the Tag-Along Notice Period, deliver to the Company or to such other Person as may be agreed upon by the Tag-Along Offeror, to be held by such Person for sale or return upon the terms of this Section 3.3, the certificate or certificates representing the Shares to be sold or otherwise Transferred pursuant to such Tag-Along Offer by such Tag-Along Offerees, duly endorsed, together with a limited power of attorney authorizing the Tag-Along Offeror to sell or otherwise Transfer such Shares pursuant to the terms of the Tag-Along Offer.
               (d) The Tag-Along Offeree shall have the right to sell, pursuant to the Tag-Along Offer, the number of Shares (the “Tag-Along Offeree Shares”), equal to either: (i) the number of Shares equal to the product arrived at by multiplying (A) the total number of Shares to be sold pursuant to such Tag-Along Offer, as the case may be, by (B) a fraction, the numerator of which shall be the total number of Shares held by such Tag-Along Offeree, and the denominator of which shall be the total number of the then outstanding Shares the holders of which have rights under this Section 3.3 (which shall not include any series or class of Shares that have not been accepted by the Transferee pursuant to Section 3.3(a)), or (ii) such lesser number of Shares as designated by the Tag-Along Offeree. For purposes of clause (i) of the preceding sentence and the determination of the number of Tag-Along Offeree Shares applicable to a particular Holder, all shares of Preferred Stock shall be counted on an as-converted basis (assuming a hypothetical conversion of such Preferred Stock into shares of Common Stock at a conversion rate of 100 shares of Common Stock (as adjusted for any stock dividends, splits, combinations, recapitalizations and the like) for each share of Preferred Stock).
               (e) On the date on which the sale or other Transfer of the Tag-Along Shares pursuant to the Tag-Along Offer is consummated, the Tag-Along Offeror shall remit to each Tag-Along Offeree the total sales price of each of the Tag-Along Offeree Shares previously held by each such Tag-Along Offeree and sold or otherwise Transferred pursuant thereto (after deduction of the proportionate share of the expenses associated with such sale, based on the number of the Tag-Along Offeree Shares in relation to the number of Tag-Along Shares).
               (f) If at the termination of the Tag-Along Notice Period, any Tag-Along Offeree shall not have accepted the Tag-Along Offer, the Tag-Along Offeree will be deemed to have waived any and all of its rights under this Section 3.3 with respect to the sale or other Transfer of any Shares pursuant to such Tag-Along Offer as described in the Tag-Along Notice. The Tag-Along Offeror shall have 120 days (or such longer period not exceeding 180 days as may be necessary to comply with any applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) in which to sell the Tag-Along Shares and Tag-Along Offeree Shares not otherwise excluded pursuant to the previous sentence, at a price not higher than that contained in the Tag-Along Notice and on terms not materially more favorable to the Tag-Along Offeror than were contained in the Tag-Along Notice. If, at the end of such 120-day period (or such longer period, as aforesaid), the Tag-Along Offeror has not completed the sale of all the Tag-Along Shares, the Tag-Along Offeror shall return to the Tag-Along Offeree all certificates representing the Tag-Along Shares which the Tag-Along Offeree delivered for sale or other Transfer pursuant to this Section 3.3 and this Section 3.3 shall again apply to offers and sales of Tag-Along Shares.
               (g) Notwithstanding anything contained in this Section 3.3 to the contrary, there shall be no liability on the part of the Tag-Along Offeror to any Person, if the sale of Tag-Along Shares pursuant to this Section 3.3 is not consummated for whatever reason. The Tag-Along Offeror shall have full and absolute discretion to effect or not to effect the transaction contemplated by the Tag-Along Offer pursuant to this Section 3.3, provided, however, that if it does elect to effect such a transaction, it must comply with the tag-along provisions contained herein.
ARTICLE IV
ISSUER REORGANIZATIONS
          4.1 Issuer Reorganizations – General. If (a) the Company is directed to effect an IPO in accordance with Section 5.1, (b) the Dragging Parties exercise their rights under Section 3.2, or (c) the Series A Holders exercise their rights under Section 3.3(b), the Company and the Holders shall cause the reorganization of the Company, LAI and USA (to the extent the Holder holds LAI Shares or stock in USA) in accordance with this Article IV. Such reorganization shall be accomplished in a manner whereby LAI and USA shall become a direct, wholly-owned subsidiary of the Company. The transactions contemplated and described in Section 4.2, Section 4.3 and Section 4.4 are referred to herein collectively, as the “Issuer Reorganizations”.
          4.2 Canadian Reorganization. If the Issuer Reorganizations are effected pursuant to Section 4.1, to the extent the Holders or any of their respective Affiliates hold Shares, each such Holder agrees that it shall, and it that it shall cause its Affiliates to, cause a reorganization of LAI whereby LAI shall become a direct or indirect wholly-owned subsidiary of the Company (the “Canadian Reorganization”).
               (a) In furtherance thereof, unless the Company’s board of directors directs that the Canadian Reorganization shall be carried out through a different set of steps as provided in paragraph (b) below, then to the extent a Holder or any of its Affiliates (collectively, the “LIPO (Canada) Owners”) holds shares of capital stock in LIPO (Canada), the LIPO (Canada) Owners agree that they shall contribute their shares in the capital of LIPO (Canada) to the Company in exchange for shares of Series B Preferred Stock having a stated value equal to the aggregate Reference Amount of the LAI Class B Shares plus accrued and unpaid dividends on the LAI Class B Shares held by LIPO (Canada). In addition, the LIPO (Canada) Owners shall cause the cancellation, with or without consideration, of all equity rights on the capital stock of LIPO (Canada) other than those contributed to the Company, including options and warrants to acquire shares of capital stock of LIPO (Canada) prior to the exchange; provided, however, that if the LIPO (Canada) Owners desire to grant the holders of such equity rights an interest in the Capital Stock as consideration for the cancellation of such equity rights, then any dilution of economic or voting interest in the Company resulting from the grant of such an interest in the Capital Stock shall be borne completely by the LIPO (Canada) Owners. In no event shall a grant of interest in Capital Stock as described in the immediately preceding sentence be borne by the Series A Holders or otherwise reduce their economic or voting interest in the Company.
               (b) If the Company’s board of directors directs that the Canadian Reorganization shall be carried out through a different set of steps than are set forth in paragraph (a)

above (not including an Alternative Reorganization), then the Canadian Reorganization shall be carried out in such alternative manner as the board of directors directs, provided that such alternative manner does not result in any Holder incurring any tax or other liability (in excess of any de minimis tax or other liability) not otherwise reimbursed in connection with the Canadian Reorganization. If the Company’s board of directors directs that an Alternative Reorganization shall be carried out in accordance with Section 4.5, the preceding sentence shall not apply.
               (c) The Company shall have the right to require that in connection with the Canadian Reorganization (i) each LAI Class C Share outstanding immediately before the Canadian Reorganization shall be exchanged for one-half of one share of Common Stock and (ii) each option for LAI Class C Shares outstanding immediately before the Canadian Reorganization shall be exchanged for options to acquire Common Stock. Except for appropriate adjustments which may be made to the exercise price of the new options and the number of shares of Common Stock which are the subject of the new options in order to preserve the intrinsic value of the LAI options being exchanged, the terms of the new options will be otherwise similar of the terms of the options being exchanged with the intent that the economic interest of the option holders will be preserved to the greatest extent practicable.
               (d) If the Canadian Reorganization is effected in the manner contemplated in Section 4.2(a), the Company will issue to the LIPO (Canada) Owners in exchange for their shares in the capital of LIPO (Canada) shares of Series B Preferred Stock having a stated value equal to the Reference Amount of the Class B Shares multiplied by the number of LAI Class B Shares held by LIPO (Canada) plus accrued and unpaid dividends on such Class B Shares.
          4.3 USA Reorganization. If the Issuer Reorganizations are effected pursuant to Section 4.1, to the extent the Holders or any of their respective Affiliates hold shares of non-participating preferred stock in USA (“Non-Participating Preferred Stock”), each such Holder who is an Advent Holder or Highland Holder agrees sell its shares of Non-Participating Preferred Stock to the Company in exchange for shares of Series A Preferred Stock having a stated value equal to the stated value of the Non-Participating Preferred Stock being sold and each such Holder who is an Affiliate of DW agrees sell its shares of Non-Participating Preferred Stock to the Company in exchange for shares of Series B Preferred Stock having a stated value equal to the stated value of the Non-Participating Preferred Stock being sold.
          4.4 Company Reorganization.
               (a) If the Issuer Reorganizations are effected pursuant to Section 4.1, the Company shall recapitalize, reclassify and/or exchange its Capital Stock in a manner such that would result in:
                    (i) the shares of Series A Preferred Stock outstanding immediately before the Issuer Reorganization being recapitalized or reclassified in a manner such that the resulting number of shares of Series A Preferred Stock outstanding after the recapitalization or reclassification will have an aggregate stated value equal to the Series A Stated Value plus all accrued and unpaid dividends as of the date of the recapitalization or reclassification of the Series A Preferred Stock pursuant to this Section 4.4; and
                    (ii) the shares of Series TS Preferred Stock outstanding immediately before the Issuer Reorganization being exchanged for or recapitalized or reclassified into a number of shares of Series B Preferred Stock having an aggregate value equal to the Series TS Stated Value plus all accrued an unpaid dividends as of the date of the exchange, recapitalization or reclassification pursuant to this Section 4.4.

               (b) Each Holder, in such Holder’s capacity as a stockholder of the Company and not in such Holder’s capacity as a director if such Holder then serves on the Company’s board of directors, will vote for, consent, approve and raise no objection to, the recapitalization, reclassification, and/or exchange of Capital Stock as provided in this Section 4.4.
          4.5 Leveraged Dividend. If the Company’s board of directors desires to effect a leveraged dividend of the Lululemon Group (i.e. borrowing funds for the purpose of distributing such funds to shareholders) in the manner contemplated in Section 8.1(d), the Company and the Holders will negotiate in good faith to determine a corporate restructuring which will, to the extent practicable, maximize tax efficiency of the payment of the leveraged dividend to all parties. In connection with any such leveraged dividend:
               (a) The LIPO (Canada) Owners may contribute all their shares of LIPO (Canada) to the Company as contemplated in the Canadian Reorganization, but except to the extent provided under Section (c), the LIPO (Canada) Owners will not be required to contribute all their shares of LIPO (Canada) to the Company as contemplated in the Canadian Reorganization.
               (b) At the request of the Company’s board of directors, the LIPO (Canada) Owners will cause Class B Shares of LAI to be transferred directly or indirectly to the Company or to LCHI on commercially reasonable terms, to the extent (but unless otherwise agreed by them only to the extent) necessary to minimize tax payable by the other Holders on the dividend.
               (c) In the event that the Company’s board of directors determines, after consultation with the Company’s tax advisors, that it is more likely than not that after the transfer of shares referred to in Section 4.5(b) there will be a corporate level tax payable by LCHI on the leveraged dividend, the Company’s board of directors and the Holders will negotiate in good faith to determine a method of effectuating the leveraged dividend (including any corporate reorganization(s), share transfers, or other transactions, in each case on commercially reasonable terms) that would not result in a corporate level tax payable by LCHI (any such method meeting such qualifications being herein referred to as an “Alternative Reorganization”). If the Company’s board of directors determines that a particular Alternative Reorganization should be carried out, then to the extent that the Holders or any of their respective Affiliates hold Shares, each such Holder agrees that it shall, and it that it shall cause its Affiliates to, take such actions as shall be necessary, in the reasonable discretion of the Company’s board of directors, to cause such Alternative Reorganization to be carried out. In selecting an Alternative Reorganization to be carried out, the Company’s board of directors shall take into account the tax efficiency of any proposed Alternative Reorganization on the LIPO (Canada) Owners in accordance with Section 12.1, and if more than one Alternative Reorganization is available, the board of directors shall select the Alternative Transaction that is most tax-efficient tax efficient for the LIPO (Canada) Owners, assuming that such Alternative Transaction is not materially less tax-efficient for the Company, LCHI or the Holders other than the LIPO (Canada) Owners. If no Alternative Reorganization can be structured that is reasonably determined by the participants to provide more favorable tax treatment to the LIPO (Canada) Owners than the Canadian Reorganization, then the Company’s board of directors may determine to carry out a Alternative Reorganization on the same terms as the Canadian Reorganization as set forth under Section 4.2; provided, however, that no Alternative Reorganization shall be approved by the Company’s board of directors unless the Company’s board of directors determines, after consultation with the Company’s tax advisors, that it is more likely than not that the transfer of shares referred to in Section 4.5(b) will result in a corporate level tax payable by LCHI.
Any transaction described in paragraphs (a), (b) or (c) of this Section 4.5 is herein referred to as a “Leveraged Dividend Reorganization.”

          4.6 Additional Covenants of Holders and Covenants of Special Purpose Parties in Connection with the Issuer Reorganizations.
               (a) Each Holder shall, and shall (to the extent it has the power to) cause its Affiliates and equity holders to, take such actions as may be reasonably requested by the boards of directors of the Company, LAI and USA to effect the Issuer Reorganizations and/or a Leveraged Dividend Reorganization, including approving each transaction taken in furtherance of consummating the Issuer Reorganizations and/or a Leveraged Dividend Reorganization, as applicable. Each Holder agrees that it shall not, and it shall (to the extent it has the power to) cause its Affiliates and equity holders not to exercise any dissenter’s right or right of appraisal in connection with the Issuer Reorganizations or a Leveraged Dividend Reorganization.
     (a) Each Special Purpose Party agrees to be bound by the provisions of this Article IV and agrees to effect the Issuer Reorganizations and/or a Leveraged Dividend Reorganization as and when such reorganizations shall be required under this Agreement. In furtherance thereof, each Special Purpose Party shall, and shall (to the extent it has the power to) cause its Affiliates and equity holders to, take such actions as may be reasonably requested by the board of directors of the Company to effect the Issuer Reorganizations and/or a Leveraged Dividend Reorganization, including approving each transaction taken in furtherance of consummating the Issuer Reorganizations. Each Special Purpose Party agrees that it shall not, and it shall (to the extent it has the power to) cause its Affiliates and equity holders not to exercise any dissenter’s right or right of appraisal in connection with the Issuer Reorganizations.
ARTICLE V
PUBLIC OFFERING
          5.1 IPO. The Company shall effect an IPO upon the approval and direction of the Preferred Super Majority.
          5.2 Implementation of an IPO. If the Company’s board of directors is directed to effect an IPO in accordance with Section 5.1, each Holder shall and shall cause its affiliates to take all such actions and execute and deliver such documents as the Company’s board of directors may reasonably request, and otherwise use its commercially reasonable efforts, all at the expense of the Company, to effect such IPO, including executing any documents or instruments to evidence any consent or approval of the Holders, or any of them, or taking any steps to effect the Issuer Reorganizations, or the amendment of the Company’s certificate of incorporation to become effective upon the effectiveness and/or closing of an IPO, or any customary lock-up agreement requested by the managing underwriter of the IPO (provided the terms of such lock-up agreement are no more restrictive than the terms required of the officers and directors of the Company generally).
          5.3 Market Stand-Off.
               (a) Each Holder hereby agrees that, in connection with any underwritten registration of any Securities under the Securities Act, such Holder shall not sell or otherwise transfer (including through short-sales, hedging or similar transactions) any Securities (a “Holdback”) during the period specified by the Company’s board of directors; provided, however, such period shall not exceed one hundred eighty (180) days (or such other period as reasonably required by the underwriters) following the effective date of the applicable registration statement filed under the Securities Act (the “Market Standoff Period”); provided, further, to be effective, such Holdback shall apply to all Holders owning at least five percent (5%) of the stock of the Company and to all members of the Company’s board of directors during the same Market Standoff Period. The Company may impose stop-transfer instructions with respect to Securities subject to the foregoing restrictions until the end of such Market Standoff Period.

               (b) In addition, if requested by any managing underwriter or book runner of any such offering (the “Underwriter”), each Holder will execute and deliver such documents, agreements and instruments as the Underwriter shall reasonably require to enable the Underwriter to obtain the benefit of the Holdback during the Market Standoff Period so long as all Holders owning at least five percent (5%) of the stock of the Company and all members of the Company’s board of directors enter into substantially the same documents, agreements and instruments in favor of the Underwriter.
               (c) In connection with the foregoing, each Holder hereby appoints Advent as its attorney-in-fact, with full power of substitution, to execute and deliver all documents, agreements and instruments to be executed and delivered by such Holder, and to take all actions to be taken by such Holder, in each case in connection with effecting any Holdback.
               (d) The provisions of this Section 5.3 shall survive the termination of this Agreement as a result of a Qualified IPO.
ARTICLE VI
PREEMPTIVE RIGHTS
          6.1 Preemptive Rights. In the event that the Company proposes to issue and sell any New Securities, each Series A Holder, Series TS Holder and Series B Holder (collectively, the “Preemptive Rights Holders”) shall have the right, prior to the issue of such New Securities by the Company, to purchase a percentage of such New Securities equal to its beneficial ownership interest in the outstanding shares of Preferred Stock (as adjusted for any stock dividends, splits, combinations, recapitalizations and the like)) (the “Pro Rata Amount”) at the proposed issuance price, which right shall be exercisable by written notice to the Company (a “Purchaser Notice”) given within ten (10) days after receipt by each Preemptive Rights Holder of written notice of such proposed issuance. If any such party shall fail to respond to the Company within the ten (10) day notice period, such failure shall be regarded as a rejection of its right to participate in the purchase of the shares. Each Preemptive Rights Holder may also indicate in its Purchaser Notice, if it so elects, its desire to participate in the purchase of the shares in excess of its Pro Rata Amount. If any such party declines to purchase its Pro Rata Amount of the New Securities (such Pro Rata Amount being hereinafter called the “Excess Shares”), then the other such party or parties who have indicated in their or its Purchaser Notice a desire to participate in the purchase of such Excess Shares shall be deemed to have agreed to purchase the Excess Shares in proportion to its respective Pro Rata Amounts. Unless such Preemptive Rights Holders elect to purchase all of the New Securities, the Company may issue all (not less than all) of the New Securities which such parties have not elected to purchase, at the price specified by the Company in its notice to such parties, provided that such issuance is bona fide and made within one hundred twenty (120) days after the date of such notice. The rights under this Section 6.1 shall not apply to a Qualified IPO, and such rights shall terminate immediately prior to the consummation of such Qualified IPO.
          6.2 Closing of Preemptive Rights Offering. The closing of any purchase of New Securities by the Holders under this Article VI shall be held at the principal office of the Company at 10:00 a.m., local time, three (3) Business Days after being notified of the closing of the primary offering by the Company, or at such other time and place as the parties to the transaction may agree upon. At such closing, the Holders participating in the purchase shall deliver, in cash or by official bank check or wire transfer, payment in full for such shares and all parties to the transaction shall execute such additional documents as are otherwise appropriate.

ARTICLE VII
BOARD COMPOSITION; ELECTION OF DIRECTORS
          7.1 Size of the Board of Directors. Unless otherwise determined by the Company’s board of directors by resolution duly adopted by the board in accordance with the Company’s by-laws, the board of directors shall be comprised of seven (7) members, three (3) of whom shall be designated by the Advent Holders (the “Advent Designees”), one (1) of whom shall be designated by the Highland Holders (the “Highland Designee”), and three (3) of whom shall be designated by the Series B Holders and Series TS Holders (the “Series B/TS Designees”) as provided by this Article VII.
          7.2 Election of Advent Designees.
               (a) Voting. Subject to Section 7.2(b), the Holders agree to take all such lawful action, including affirmatively voting the Shares owned by such Holders (i) at each annual or special meeting of the Company’s stockholders called for the purpose of electing directors or (ii) by written consent (in lieu of an annual or special meeting) of the Company’s stockholders for the purpose of electing directors, in favor of the election to the Company’s board of directors of three (3) individuals to serve as the Advent Designees, the designation of whom shall initially be David Mussafer, Steven Collins, and Robert Meers (whose designation the Company and Holders accept and acknowledge).
               (b) Right to Nominate Directors. Notwithstanding anything in this Agreement to the contrary, the Advent Holders shall have the right to designate three (3) individuals who will serve as the Advent Designees for so long as the Advent Holders own, in the aggregate, at least ten percent (10%) of the total number of outstanding shares of Series A Preferred Stock.
          7.3 Election of Highland Designee.
               (a) Voting. Subject to Section 7.3(b), the Holders agree to take all such lawful action, including affirmatively voting the Shares owned by such Holders (i) at each annual or special meeting of the Company’s stockholders called for the purpose of electing directors or (ii) by written consent (in lieu of an annual or special meeting) of the Company’s stockholders for the purpose of electing directors, in favor of the election to the Company’s board of directors of one (1) individual to serve as the Highland Designee, the designation of whom shall initially be Thomas Stemberg (whose designation the Company and Holders accept and acknowledge).
               (b) Right to Nominate Directors. Notwithstanding anything in this Agreement to the contrary, the Highland Holders shall have the right to designate one (1) individual who will serve as the Highland Designee for so long as the Highland Holders own, in the aggregate, at least fifty percent (50%) of the total number of shares of Series A Preferred Stock originally purchased by the Highland Holders under the Subscription Agreement dated as of the date hereof between the Company and the Highland Holders.
          7.4 Election of Series B/TS Designees.
               (a) Voting. Subject to Section 7.4(b), the Holders agree to take all such lawful action, including affirmatively voting the Shares owned by such Holders (i) at each annual or special meeting of the Company’s stockholders called for the purpose of electing directors or (ii) by written consent (in lieu of an annual or special meeting) of the Company’s stockholders for the purpose of electing directors, in favor of the election to the Company’s board of directors of three (3) individuals to serve as the Series B/TS Designees, the designation of whom shall initially be Dennis Wilson, Rhoda Pitcher and Susanne Conrad (whose designation the Company and Holders accept and acknowledge).

               (b) Right to Nominate Directors. Notwithstanding anything in this Agreement to the contrary, the Series B Holders and Series TS Holders shall have the right to designate all of the individuals who will serve as the Series B/TS Designees for so long as Series B Holders, Series TS Holders and their Permitted Transferees own, in the aggregate, at least ten percent (10%) of the total number of outstanding shares of the Series B Preferred Stock and Series TS Preferred Stock.
          7.5 Compensation Committee. The Company’s board of directors will have a compensation committee, which will be comprised of three members, one of whom will be designated by the Series B Holders and Series TS Holders from among the Series B/TS Designees, one of whom will be designated by the Advent Holder from among the current Advent Designees and one of whom will be the Highland Designee.
          7.6 Assignment of Board Nomination Rights. The right of a Holder to nominate directors and compensation committee members, as the case may be, under this Article VII shall be assignable, at the option of such Holder, and only in conjunction with a Transfer of Shares by such Holder to one or more Permitted Transferees, to a Third Party Offeror, the Other Holders or the Company pursuant to Article III and Article IV, or otherwise in compliance with the terms of this Agreement. A Holder who or which assigns his or its right to nominate directors or compensation committee members, as the case may be, shall notify the other Holders of such assignment promptly following any such assignment.
          7.7 Removal; Vacancies. Subject to the provisions in the Company’s Certificate of Incorporation (including, without limitation, any Certificate of Designation of Preferred Stock), any director who is elected to the Company’s board of directors pursuant to a designation under Section 7.2(a), Section 7.3(a) or Section 7.4(a), or the compensation committee pursuant to a designation under Section 7.5, may be removed from the Company’s board of directors or the compensation committee, as the case may be (a) with or without cause upon the request of the parties who designated such director or compensation committee member, and (b) with cause upon the request of any other stockholder of the Company. Subject to the provisions of Section 7.2(b), Section 7.3(a) and Section 7.4(b) or Section 7.5, in the event that a director or compensation committee member so elected resigns from, is removed from or otherwise ceases to serve on, the Company’s board of directors or the compensation committee, as the case may be, for whatever reason, the vacancy shall be filled with an individual designated in accordance with Section 7.2(a) (in the case of an Advent Designee who has resigned, is removed or otherwise ceases to serve on the Company’s board of directors or the compensation committee, as the case may be) Section 7.3(a) (in the case of the Highland Designee who has resigned, is removed or otherwise ceases to serve on the Company’s board of directors or the compensation committee, as the case may be) and Section 7.4(a) (in the case of a Series B/TS Designee who has resigned, is removed or otherwise ceases to serve on the Company’s board of directors or compensation committee, as the case may be), and the parties hereby agree promptly to take all such lawful action to duly call and convene a special meeting of the Company’s stockholders as soon as reasonably practicable and to affirmatively vote their Shares at such meeting, or to execute a written consent of stockholders, to duly elect such individual to the Company’s board of directors or the compensation committee, as the case may be.
          7.8 Special Committee. The Company, by resolution adopted by a majority of the Company’s board of directors, shall designate and establish a special committee (the “Special Committee”), comprised of the Advent Designees and the Highland Designee to act on behalf of the Company and its board of directors with respect to all matters relating to the US Purchase Agreement. The Special Committee shall have full power and authority to make all decisions relating to and administering the Company’s actions under the US Purchase Agreement, including, exercising any remedies or rights thereunder and pursuing and/or settling any claims for indemnity by a Buyer Indemnified Party (as defined in the US Purchase Agreement). Under no circumstances shall a Series

B/TS Designee be authorized to act on behalf of the Company its board of directors or any committee thereof with respect to the Company’s rights, remedies or obligations under the US Purchase Agreement or any amendment of the US Purchase Agreement. Each Series B/TS Designee agrees to abstain from voting on any matter relating to the US Purchase Agreement.
ARTICLE VIII
STOCKHOLDER CONSENT RIGHTS
          8.1 Actions Requiring the Consent of the Preferred Super Majority. Each Holder hereby agrees that in so far as such Holder is reasonably able, in the Holder’s capacity as an employee, director and/or shareholder of the Company or of any member of the Lululemon Group or otherwise, the Holder shall not take any action that would allow the Company or a Lululemon Group member to, and the Company and each Lululemon Group member shall not, take any of the following actions without the prior written consent of the Preferred Super Majority:
               (a) effect a Sale of the Company based on an aggregate enterprise value for the Company and the Lululemon Group that is less than $450 million, except with respect to a Sale requested by Dragging Parties pursuant to Section 3.2 after the fifth (5th) anniversary of the date of this Agreement;
               (b) effect an IPO where the aggregate valuation of the Company’s outstanding equity securities, as implied by the IPO price, is less than $450 million;
               (c) borrow any money or incur any indebtedness that would result in the ratio of funded indebtedness to EBITDA of the Lululemon Group (“Funded Debt to EBITDA Ratio”) at the time of the borrowing or incurrence of indebtedness to exceed 2.0 : 1.0; provided, however, that the Company and the Lululemon Group may, without the consent of the Preferred Super Majority and the majority of the Series A Holders, incur indebtedness which results in the Funded Debt to EBITDA Ratio being greater than 2.0 : 1.0 but less than 3.5 : 1.0, if promptly after the incurrence of such indebtedness, (i) a distribution from the proceeds of such indebtedness is made to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series TS Preferred Stock on a pro rata basis and (ii) at least the amount of funded indebtedness incurred in excess of the 2.0 : 1.0 Funded Debt to EBITDA Ratio shall be used to make such distribution to the holders of Series A Preferred Stock, Series B Preferred Stock and Series TS Preferred Stock. For purposes of determining the Funded Debt to EBITDA Ratio set forth in this Section 8.1(c), (x) EBITDA be calculated for the four calendar quarters immediately prior to the borrowing or incurrence of indebtedness, and (y) availability under revolving lines of credit or other credit facilities (to the extent not drawn down) and unfunded amounts under outstanding letters of credit shall not be considered to be funded indebtedness.
               (d) effect a leveraged dividend of the Lululemon Group (i.e., a cash distribution to shareholders in connection with the borrowing of funds for such purpose), unless the amount of such dividend payable to LIPO (Canada) is in an amount sufficient to permit LIPO (Canada) to pay all Taxes arising by virtue of the Issuer Reorganizations and by virtue of such dividend distribution.
               (e) make any material change to the “lululemon manifesto” attached hereto as Schedule 8.1(e);
               (f) make any material change to the “lululemon guiding principles/winning formula” attached hereto as Schedule 8.1(f);

               (g) make or permit any member of the Lululemon Group, to make, any material change to DW’s employment agreement with any member of the Lululemon Group;
               (h) repurchase, redeem or otherwise acquire, or permit any member of the Lululemon Group to repurchase, redeem or otherwise acquire, any shares of capital stock, except in the case of repurchase of shares pursuant to a stock option or restricted stock award agreement following termination of employment;
               (i) acquire any asset or make any investment in or with any other entity outside the Lululemon Group’s current line of business, or engage in any line of business other than the Lululemon Group’s current line of business, or permit any member of the Lululemon Group to do any of the same; or
               (j) enter into, or permit any member of the Lululemon Group to enter into, any agreement or transaction with any Holder or Affiliate thereof.
               8.2 Actions Requiring the Consent of Series A Holders. Each Holder hereby agrees that in so far as such Holder is reasonably able, in the Holder’s capacity as an employee, director and/or shareholder of the Company, any member of the Lululemon Group or otherwise, the Holder shall not take any action that would allow the Company or a Lululemon Group member to, and the Company and each Lululemon Group member shall not, take any of the following actions, without the prior written consent of the consent of the Holders holding a majority of the Series A Preferred Stock:
               (a) effect a Sale of the Lululemon Group and any member thereof, IPO or Reorganization;
               (b) borrow any money or incur any funded indebtedness;
               (c) effect a change the size of the board of directors of the Company or any member of the Lululemon Group, establish any committee of the board of directors of the Company or any member of the Lululemon Group, or effect a change the composition of any such committee; or
               (d) effect any amendment of the certificate or articles of incorporation or bylaws of the Company or any member of the Lululemon Group.
          8.3 Covenant of Special Purpose Parties.
Each Special Purpose Party agrees to be bound by the provisions of this Article VIII. In furtherance thereof, each Special Purpose Party agrees that it shall not, and it shall (to the extent it has the power to) permit its Affiliates and equity holders to effect any of the transactions described in this Article VIII (to the extent applicable) without obtaining the requisite consent as set forth in this Article VIII and the certificate of incorporation, articles of association, bylaws and stockholders agreements applicable to such Special Purpose Parties.
ARTICLE IX
STOCK TRANSFER RECORD; DELIVERY OF STOCK AND DOCUMENTS
          9.1 Stock Transfer Record. The Company shall keep a stock transfer book in which the name and address of each Holder shall be recorded. No transfer or issuance of any Shares shall be effective or valid unless and until recorded in such stock transfer book. The Company agrees not to record any Transfer or issuance of shares of stock in its stock transfer book unless the Transfer or issuance is in material compliance with all provisions of this Agreement. Each Holder agrees that, in the event it desires to make a Transfer, it shall furnish to the Company such evidence of its compliance with this Agreement as may be reasonably required by the Company’s board of directors or counsel for the Company.
          9.2 Delivery of Stock and Documents.
               (a) Upon the closing of any purchase of Shares pursuant to this Agreement, the seller shall deliver to the purchaser thereof the following: the certificate or certificates representing the Shares being sold, duly endorsed for Transfer and bearing such documentary stamps, if any, as are necessary, and such assignments, certificates of authority, tax releases, consents to Transfer, instruments and evidence of title of the seller and of its compliance with this Agreement as may be reasonably required by the purchaser (or by counsel for the purchaser).
               (b) The Company agrees for and on behalf of itself and its successor and assigns that it (i) consents to this Agreement and (ii) shall not issue, Transfer or reissue any of its Shares in violation of the provisions of this Agreement.
ARTICLE X
LEGENDS ON CERTIFICATES
          10.1 Legends on All Certificates. Conformed copies of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company at its principal office in Vancouver, British Columbia. An officer of the Company shall endorse each certificate representing the Shares heretofore or hereafter issued by the Company to any Person by causing to be placed on the face thereof the following: “Transfer is subject to restrictive legends on back.” Each certificate representing Shares shall bear the following, or substantially similar legends, and such other legends as may be required by provincial securities laws or state securities or “Blue Sky” laws:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF DECEMBER 5, 2005, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “STOCKHOLDERS AGREEMENT”), BY AND AMONG VARIOUS INDIVIDUAL SIGNATORIES THERETO AND THE COMPANY, A COPY OF WHICH IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SHARES BY THE HOLDER HEREOF IS SUBJECT TO THE TERMS OF THE STOCKHOLDERS’ AGREEMENT, WHICH PROVIDES, AMONG OTHER THINGS, THAT UNDER CERTAIN CIRCUMSTANCES THE COMPANY AND CERTAIN OTHER PERSONS HAVE THE RIGHT TO PURCHASE SUCH SHARES FROM THE HOLDER HEREOF.
UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF (i) [• ISSUE DATE] AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

          10.2 Regulation D Legend. Each Holder who is a U.S. Person, consents to the placement of a legend on any certificate representing the Shares held by it. The legend shall read as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”
ARTICLE XI
TERMINATION
          11.1 Termination. This Agreement shall automatically terminate and be of no further force and effect upon the occurrence of any of the following events:
               (a) the consummation of a Qualified IPO (provided that, in such event, the provisions of Section 5.3 shall also survive in accordance with their respective terms any termination as a result thereof);
               (b) the consummation of a Sale of the Company in compliance with this Agreement; or
               (c) upon the written consent of (i) the Company, (ii) the holders of 66 2/3 % of the outstanding Series A Preferred Stock, and (iii) the holders of 66 2/3% of the outstanding Series B Preferred Stock and Series TS Preferred Stock, with the Series B Holders and Series TS Holders voting together as a single voting group.
ARTICLE XII
MISCELLANEOUS
          12.1 Tax Considerations. The Holders acknowledge that the tax status and tax considerations of each of the Holders and its Affiliates are different. While the Reorganizations have been structured to attempt to address the tax considerations of the Holders, and to the extent possible, maximize tax efficiency, the circumstances of the Company and the Holders and applicable tax law may change such that the Reorganizations as contemplated herein may not achieve the goal of tax efficiency. Prior to effecting the Reorganizations, an IPO, a Sale of the Company or a leveraged dividend transaction, the Company and the Holders will consider the tax consequences to all participants and, should the circumstances have materially changed the tax consequences to the Holders or the Company or if the transaction as structured will have a material adverse effect on a Holder or the Company, negotiate in good faith a transaction structure which attempts to address the objectives of the Company and the Holders for maximum tax efficiency. In the circumstances of the Canadian Reorganization prior to an IPO, or a Sale of the Company for non-cash securities, the parties acknowledge that LIPO (Canada) will incur tax on the Canadian Reorganization, but will not immediately receive cash with which to pay the tax. In those circumstances, the Company and the Holders will use commercially reasonable efforts to address the issue, including, without limitation, supporting: (a) a request for a registration of the securities to be received by LIPO (Canada) on the Canadian Reorganization or of the securities of the purchaser to be received by LIPO (Canada) on a Sale of the Company; and (b) a request for a reduced lock-up period which will expire prior to the time that such tax is due to be paid.
          12.2 Access to Information. Each Holder (and its respective agents, representatives and advisors) shall, upon written notice to the Company, be permitted all reasonable access, on an ongoing basis, to the books and records of the Company in accordance with (and subject to) the policies developed therefore by the Company’s board of directors in accordance with corporate law of the State of Nevada. The Holder requesting such access, and the Company which is the subject of the request for access, shall each bear their respective costs and expenses in respect of such access.
          12.3 Confidentiality. Each Holder hereby agrees that any information supplied or made available to it pursuant to this Agreement and any other confidential or proprietary information relating to the Company in its possession, including accounting information, commercial data and information relating to intellectual property of the Company (collectively, the “Information”), will be kept confidential and shall not, without the prior written consent of the Company, be disclosed by such Holder or its Affiliates, directors, officers, partners, employees, agents, advisors and other representatives (collectively, the “Representatives”), in any manner whatsoever, in whole or in part, and shall not be used by such Holder or its Representatives other than in connection with such Holder’s evaluation of its investment in the Company, provided, however, that such Holder or any of its Representatives may make such disclosure to the extent that (a) the Information being disclosed is otherwise generally available to the public other than as a result of a disclosure by any Holder or its Representatives, (b) such disclosure is required by any governmental body, agency, official or authority having jurisdiction over such Holder, or (c) such disclosure, based upon the advice of legal counsel of such Holder or Representative, is otherwise required by law or statute. Notwithstanding the foregoing, each Advent Holder and Highland Holder may disclose Information to its Representatives and its limited partners so long as such Information is identified as confidential to such Representatives and limited partners. Each such Holder shall be responsible for any breach of this Section 12.3 by its Representatives. If a Holder or any of its Representatives is required by subpoena or legal process to disclose any of the Information, to the extent legally permitted, such Holder will notify the Company promptly in writing so that the Company may seek an appropriate protective order or other appropriate remedy (and if the Company seeks such an order, such Holder will provide such cooperation as the Company shall reasonably request at the Company’s sole cost and expense). If, in the absence of a protective order or other remedy, such Holder or any of its Representatives are nonetheless legally compelled to disclose such Information, such Holder or its Representatives, as the case may be, will furnish only that portion of the Information which they are advised by counsel is legally required and will give the Company prior written notice (unless prohibited by law) of the Information to be disclosed as far in advance as reasonably practicable and exercise commercially reasonable efforts to obtain confidential treatment for the Information. Each Holder agrees to promptly return all Information to the Company or to destroy such Information promptly after it sells, disposes of or otherwise Transfers all of its Shares to Persons who are not Affiliates of such Holder.
          12.4 Additional Holders. If additional equity securities of the Company are issued to any Person, the Company may, but shall not be obligated to, permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a Holder, as applicable under this

Agreement by obtaining an executed counterpart signature page to this Agreement, and, upon such execution, such Person shall for all purposes be a “party” to this Agreement.
          12.5 Amendments.
               (a) This Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by (a) the Company, (b) the holders of 66 2/3 % of the outstanding Series A Preferred Stock, and (c) the holders of 66 2/3% of the outstanding Series B Preferred Stock and Series TS Preferred Stock, with the Series B Holders and Series TS Holders voting together as a single voting group; provided however, that any amendment, modification or waiver that treats any Holder of a class or series of stock (the “Adversely Affected Holder”) in a manner which is disproportionate and adverse relative to its treatment of the other Holders of such class or series of stock shall require the consent of the Adversely Affected Holder. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement.
               (b) Notwithstanding the Section 12.5(a), for so long as the Advent Holders are entitled to a seat on the Company’s board of directors, Sections 7.1, 7.2 and 7.5 can not be amended, modified or waived in a manner that adversely affects the rights of the Advent Holders, except by an instrument in writing signed by the Advent Holders holding a majority of the Preferred Stock then held by all Advent Holders.
               (c) Notwithstanding the Section 12.5(a), for so long as the Highland Holders are entitled to a seat on the Company’s board of directors, Sections 7.1, 7.3 and 7.5 can not be amended, modified or waived in a manner that adversely affects the rights of the Highland Holders, except by an instrument in writing signed by the Highland Holders holding a majority of the Preferred Stock then held by all Highland Holders.
          12.6 Specific Performance. Each of the parties acknowledges that it will be impossible to measure in money the damage to the Company, the Holders or any of them, if it or its transferee fails to comply with any of the restrictions or obligations imposed by this Agreement, that every such restriction and obligation is material, and that in the event of any such failure, the Company or other Holders or any of them will not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without bond or other security, to compel performance of all of the terms hereof, and waives any defenses thereto, including, without limitation, the defenses of (a) failure of consideration, (b) breach of any other provision of this Agreement and (c) availability of relief in damages.
          12.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth in Schedule A in the case of a Holder and to the address set forth below in the case of the Company (or at such other address as may be provided hereunder), and shall be deemed to have been delivered (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid:

Company:	Lulu Holding, Inc.
c/o Advent International Corporation
75 State Street
Boston, MA 02109
Attention: Steven J. Collins
Facsimile Number: (617) 951-0568

with copy to:	Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attn: Robert A. Friedel
Facsimile Number: (215) 981-4750
          12.8 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof except where expressly otherwise stated herein.
          12.9 Choice of Law; Jurisdiction; Venue; WAIVER OF JURY TRIAL.
               (a) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws.
               (b) Each of the parties hereto hereby submit to the exclusive jurisdiction of the federal or state courts of the State of Delaware with respect to any action or legal proceeding commenced by either of them with respect to this Agreement. Each of them irrevocably waives any objection they now have or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum and consents to the service of process in any such action or proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth herein or at such other address as either of them shall furnish in writing to the other.
               (c) THE PARTIES HERETO EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT, FRAUD OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          12.10 Binding Effect; Successors and Assigns.
               (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and each Holder and its or his respective heirs, successors, assigns, distributees and legal representatives, and by their signatures hereto, the Company and each Holder intends to and does hereby become bound. Except as expressly provided herein, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or in or in respect of this Agreement or any provision herein contained.
               (b) Upon consummation of the Issuer Reorganizations or any other conversion or exchange of shares of Series TS Preferred Stock into or for shares of Series B Preferred Stock, all of the rights provided pursuant to and obligations set in, this Agreement with respect to the shares of Series TS Preferred Stock shall thereafter apply to the shares of Series B Preferred Stock issued upon such conversion or in such exchange.

          12.11 Severability. If any provision of this Agreement or portion thereof, or the application thereof to any Person or circumstances or in any country, shall be held to any extent invalid, unlawful or unenforceable, the remainder of this Agreement (or of such provision) and the application thereof to other Persons and circumstances or in other countries shall not be affected thereby.
          12.12 Further Actions. The Company and the Holders shall execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to effectuate the provisions of this Agreement and the intention of the parties as expressed herein.
          12.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by facsimile signature), all of which together shall constitute a single instrument.
          12.14 Headings. All Section headings herein and in the table of contents hereto are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.
[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

LULU HOLDING, INC.
By:	/s/ David M. Mussafer
	Name:	David M. Mussafer
	Title:	President

Signature Page to Lulu Holding, Inc. Stockholders Agreement

SERIES A HOLDERS:

ADVENT INTERNATIONAL GPE V LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE V-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE V-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE V-G LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE V-I LIMITED PARTNERSHIP

By:	GPE V GP Limited Partnership, General Partner

	By:	Advent International LLC, General Partner

	By:	Advent International Corporation,Manager

		By:	/s/ David M. Mussafer
		Name:	David M. Mussafer
		Title:	Managing Director

ADVENT PARTNERS III LIMITED PARTNERSHIP
ADVENT PARTNERS GPE V LIMITED PARTNERSHIP
ADVENT PARTNERS GPE V-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE V-B LIMITED PARTNERSHIP

By:	Advent International LLC, General Partner

	By:	Advent International Corporation,Manager

		By:	/s/ David M. Mussafer
		Name:	David M. Mussafer
		Title:	Managing Director
Signature Page to Lulu Holding, Inc. Stockholders Agreement

BROOKE PRIVATE EQUITY ADVISORS FUND I-A, L.P.

By:	Brooke Private Equity Advisors, L.P., its General Partner

	By:	Brooke Private Equity Management LLC, its General Partner

		By:	/s/ John F. Brooke
		Name:	John F. Brooke
		Title:	Manager

BROOKE PRIVATE EQUITY ADVISORS FUND I (D), L.P.

By:	Brooke Private Equity Advisors, L.P., its General Partner

	By:	Brooke Private Equity Management LLC, its General Partner

		By:	/s/ John F. Brooke
		Name:	John F. Brooke
		Title:	Manager
Signature Page to Lulu Holding, Inc. Stockholders Agreement

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ Daniel J. Nova Authorized Officer

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ Daniel J. Nova
Authorized Officer

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

By:	HEF VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ Daniel J. Nova
Authorized Officer
Signature Page to Lulu Holding, Inc. Stockholders Agreement

SERIES TS HOLDERS: LIPO Investments (USA) Inc.
By:	/s/ Dennis Wilson
	Name:	Dennis Wilson
	Title:	Authorized Signatory

SPECIAL PURPOSE PARTIES: Lulu Canadian Holding, Inc., solely for purposes of Article IV and Article VIII
By:	/s/ David M. Mussafer
	Name:	David M. Mussafer
	Title:	President

Lululemon Athletica USA Inc., solely for purposes of Article IV and Article VIII
By:	/s/ Dennis Wilson
	Name:	Dennis Wilson
	Title:	President

Lululemon Athletica Inc., solely for purposes of Article IV and Article VIII
By:	/s/ Dennis Wilson
	Name:	Dennis Wilson
	Title:	President

LIPO Investments (Canada) Inc., solely for purposes of Article IV and Article VIII

By:	/s/ Dennis Wilson
	Name:	Dennis Wilson
	Title:	Authorized Signatory

Dennis Wilson, solely for purposes of Article IV and Article VIII

/s/ Dennis Wilson
Dennis Wilson

Signature Page to Lulu Holding, Inc. Stockholders Agreement

SCHEDULE A
SCHEDULE OF STOCKHOLDERS AND SPECIAL PURPOSE PARTIES

Section A. Series A Holder

Advent International GPE V Limited Partnership	c/o Advent International Corporation
Advent International GPE V-A Limited Partnership	75 State Street
Advent International GPE V-B Limited Partnership	Boston, MA 02109
Advent International GPE V-G Limited Partnership	Attention: Steven J. Collins
Advent International GPE V-I Limited Partnership	Facsimile Number: (617) 951-0568
Advent Partners III Limited Partnership
Advent Partners GPE V Limited Partnership	with a copy to:
Advent Partners GPE V-A Limited Partnership
Advent Partners GPE V-B Limited Partnership	Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attention: Robert A. Friedel
Facsimile Number: (215) 981-4750

Brooke Private Equity Advisors Fund I-A, L.P.	c/o Brooke Private Equity Advisors
Brooke Private Equity Advisors Fund I (D), L.P.	114 State Street, 6th Floor
Boston, MA 02109
Attention:
Facsimile Number:

with a copy to:

Attention:
Facsimile Number:

Highland Capital Partners VI Limited	c/o Highland Capital Partners, Inc.
Partnership, Highland Capital Partners VI-B	92 Hayden Avenue
Limited Partnership, and Highland	Lexington, Massachusetts 02421
Entrepreneurs’ Fund VI Limited Partnership	Attention: Kathleen A. Barry,
Chief Financial Officer
Facsimile Number: (781) 861-5499

with a copy to:
Goodwin Procter LLP
53 State Street Boston MA 02109
Attention: William J. Schnoor, Jr.
Facsimile Number: (617) 523-1231

Section B. Series TS Holders

LIPO Investments (USA) Inc.	c/o Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Attention: Dennis Wilson
Facsimile Number: (604) 874-6124

with a copy to:

McCullough O’Connor Irwin LLP
#1100 – 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Attention: Jonathan McCullough
Facsimile Number: (604) 687-7099
Section C. SPECIAL PURPOSE PARTIES

Lulu Canadian Holding, Inc.	c/o Advent International Corporation
75 State Street
Boston, MA 02109
Attention: Steven J. Collins
Facsimile Number: (617) 951-0568

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attention: Robert A. Friedel
Facsimile Number: (215) 981-4750

Lululemon Athletica USA Inc.	c/o Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Attention: Dennis Wilson
Facsimile Number: (604) 874-6124

with a copy to:

McCullough O’Connor Irwin LLP
#1100 – 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Attention: Jonathan McCullough
Facsimile Number: (604) 687-7099

Lululemon Athletica Inc.	c/o Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Attention: Dennis Wilson

Facsimile Number: (604) 874-6124

with a copy to:

McCullough O’Connor Irwin LLP
#1100 – 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Attention: Jonathan McCullough
Facsimile Number: (604) 687-7099

LIPO Investments (Canada) Inc.	c/o Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Attention: Dennis Wilson
Facsimile Number: (604) 874-6124

with a copy to:

McCullough O’Connor Irwin LLP
#1100 – 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Attention: Jonathan McCullough
Facsimile Number: (604) 687-7099

Dennis Wilson	c/o Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Attention: Dennis Wilson
Facsimile Number: (604) 874-6124

with a copy to:

McCullough O’Connor Irwin LLP
#1100 – 888 Dunsmuir St.
Vancouver, BC V6C 3K4
Attention: Jonathan McCullough
Facsimile Number: (604) 687-7099